Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report dated January 21, 2005 included in Transcend Services, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 into the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about January 5, 2006, pursuant to which the Company is registering 250,000 shares of its common stock under its 2005 Stock Incentive Plan as well as the incorporation by reference of such report into the Company’s previously filed Registration Statements File Nos. 333-106454, 333-106446, 033-83344, 033-41361, 033-04777, 033-59115, 333-19177, 333-16213, 333-116911, 333-116910 and 333-78777.

/s/ Miller Ray Houser & Stewart LLP

Atlanta, Georgia

January 4, 2006